[LETTERHEAD OF GOLDMAN & GITTELMAN, P.C.]

January 26, 1998

Dr. Atul Mehta, CEO
Elite Pharmaceuticals, Inc. and Subsidiary
230 West Passaic Street
Maywood, NJ 07607

RE: PROPOSAL FOR SERVICES

Dear Dr. Mehta:

In light of our recent discussions, you have expressed an interest in retaining our firm as internal accountants and financial and management consultants. It is our mutual understanding that our services will be an integral part of Elite Pharmaceuticals, Inc. and Subsidiaries going forward and after its registration of shares with the Securities and Exchange Commission.

Should Elite require the audit services of our firm in the future, after the necessary waiting period required by SEC regulations and the SECPS Practice Section of the AICPA, we will relinquish all services that impair our independence and will refer all duties to Elite's designated financial officer.

If the foregoing proposal is acceptable, we would relinquish our position as independent auditors for Elite and we would no longer be independent with respect to Elite under the Code of Ethics, as promulgated by the American Institute of Certified Public Accountants, and the Securities and Exchange Practice Section.

The following services will be rendered by Goldman & Gittelman, P.C. on behalf of Elite (this list is not intended to be all inclusive):

      o     Monthly compilation of Elite Labs and Elite Pharmaceuticals.

      o Installation of computer accounting system in conjunction with outside computer hardware and software vendors.

      o Training and coordination of bookkeeping and/or controller when hired.

Dr. Atul Mehta, CEO
Elite Pharmaceuticals, Inc. and Subsidiary
Page 2
January 26,1998


      o     Financial consulting including:

            1.    Cash investment management.

            2.    Review and negotiations of all lease agreements.

            3. Negotiation and maintenance of bank financing and credit facilities.

      o Recommendation of independent auditors, subject to approval by the Company's Board of Directors and its audit committee and SEC Legal Counsel, and preparation of all schedules and information necessary during the audit.

      o Coordination of audit fieldwork and review of audited financial statements for final approval by the Board of Directors and its audit committee.

      o Preparation of 10K and 10Q reports to be filed with the Securities and Exchange Commission, in coordination with the Company's outside auditors and SEC Legal Counsel.

      o Preparation of consolidated corporation tax returns and tax planning issues.

      o     Attendance at Board of Directors meetings as required.

      o     Any other services requested by the Company.

Rates charged for the above services will be discounted by 25% of our firm's standard hourly rates. My current rate at January 1, 1998 will be $147 per hour. The rate charged to Elite will be $110 per hour. The average rate for my staff, after discount, will be $75 per hour. We agreed to maintain this rate through December 31, 1998 and will discuss any rate increases at that time.

Initially, we expect to budget 24 hours per month for the year ended December 31, 1998, or 288 hours annually. However, all hours will be billed as incurred.

Dr. Atul Mehta, CEO
Elite Pharmaceuticals, Inc. and Subsidiary
Page 3
January 26, 1998

Based on our budget, the total annual fee is projected at $28,800 plus disbursements. We are proposing a monthly retainer fee of $2,400 to be set off against actual hours incurred. On a quarterly basis (April 1, July 1, October 1 and January 1) we will present you with a reconciliation of actual hours incurred, including a detailed analysis of these services, as reduced by the monthly retainer fee. Should the actual hours incurred exceed the retainer payments, Elite will make payment on this excess, based on the hourly rates specified above, within 30 days of invoice presentation.

On a quarterly basis, should the retainer payments exceed the actual hours incurred, Elite will receive a credit against the subsequent monthly retainer payments until the overpayment is fully offset. All disbursements and out-of-pocket costs will be billed monthly along with the retainer fee.

This proposal has already been reviewed by Elite's SEC legal counsel and has been approved by the Board of Directors.

We believe the above arrangement will be beneficial to all parties and will provide Elite with the level of service it will require over the coming years. Goldman & Gittelman, P.C. has enjoyed a fine relationship with Elite since its inception and we look forward to continuing our relationship well into the next millennium.

Very truly yours,

GOLDMAN & GITTELMAN, P.C.


/s/ Mark I. Gittelman

Mark I. Gittelman, CPA

MIG/vr

The above constitutes our contract together which can be terminated by either party subject to 30 days written notice. I have read it and understand its terms and provisions.


Accepted by: /s/ Atul M. Mehta                                 January 29, 1998
             ------------------------------------------        ----------------
             Dr. Atul Mehta, President and CEO                       Date
             Elite Pharmaceuticals, Inc. and Subsidiary